Exhibit 10.1

WHIRLPOOL CORPORATION

PERFORMANCE EXCELLENCE PLAN

ARTICLE 1

GENERAL

1.1 ESTABLISHMENT OF THE PLAN:

Whirlpool Corporation, a Delaware corporation, hereby adopts this Plan, which shall be known as the WHIRLPOOL CORPORATION PERFORMANCE EXCELLENCE PLAN (the “Plan”).

1.2 PURPOSE:

The purpose of the Plan is to attract and retain the best possible employee talent and to motivate employees to focus attention on shareholder value, drive performance in support of this goal and other business goals, and reward company and individual performance.

1.3 ADMINISTRATION:

(a) The Committee (as defined in Section 2.1) shall administer the Plan. Subject to the Committee’s approval, the Chief Executive Officer of the Company may assist in, and make recommendations regarding, the administration of the Plan. The Senior Vice President Global Human Resources will be responsible for the day-to-day administration of the Plan following administrative guidelines approved from time-to-time by the Committee.

(b) Subject to the limitations of the Plan, the Committee shall, based on recommendations by the Chief Executive Officer: (i) select from the Employees of the Company, those who shall participate in the Plan; (ii) make awards in such forms and amounts as it shall determine; (iii) impose such limitations, restrictions, and conditions upon such awards as it shall deem appropriate; (iv) interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan; (v) correct any defect or omission or reconcile any inconsistency in the Plan or in any award granted hereunder; and (vi) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons.

(c) All expenses associated with the Plan shall be borne by the Company subject to such allocation to its subsidiaries and operating units as it deems appropriate.

ARTICLE II

DEFINITIONS

2.1 DEFINITIONS:

Whenever used herein, the following terms shall have the meaning set forth below, unless otherwise expressly provided. Certain terms which only apply to Article VI are defined in Article VI.

(a) “Base Salary” shall mean, as determined by the Committee, the regular salary actually paid during a Plan Year to a Participant or a Participant’s regular salary determined as of a particular date during the applicable Plan Year selected by the Committee. Regular salary shall include any salary reduction contributions made to the Company’s 401(k) plan or other deferred compensation plans, but shall be exclusive of any awards under this Plan and of any other bonuses, incentive pay or special awards.

(b) “Board” shall mean the Board of Directors of Whirlpool Corporation.

(c) “Chairman” means the chairman of the Board.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” shall mean the Human Resources Committee of the Board or such other Committee as is designated by the Board, which shall consist solely of two or more members of the Board who are “outside directors” as required by and within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Board shall appoint the members of the Committee and fill any vacancy on the Committee.

(f) “Company” shall mean Whirlpool Corporation and its Subsidiaries.

(g) “Corporate” shall mean relating to Whirlpool Corporation.

(h) “Covered Employee” shall mean an employee who the Committee determines is or is potentially a “covered employee” with respect to any Plan Year for purposes of Code Section 162(m).

(i) “Covered Employee Performance Goal” shall mean a level of attainment of a specified Covered Employee Performance Measure which can be objectively determined in accordance with Section 162(m) of the Code.

(j) “Covered Employee Performance Measures” shall mean any of the following performance criteria, either alone or in any combination: Return on Equity; Return on Assets; Return on Net Assets; Net Earnings; Earnings Per Share; Free Cash Flow; Cash Flow; Revenue; Net Earnings; Depreciation and Amortization; Customer Satisfaction; Gross Margin; Market Share; Cost Reductions; Net Income Per Share; Net Income; Earnings Before Interest; Total Stockholder Return; Customer Growth; Revenue Growth; Sales; Economic

Value Added; Pre-tax Profits; Operating Income; Taxes; Employee Satisfaction; Stock Price. Covered Employee Performance Measures shall be calculated so as to exclude the effects of extraordinary, unusual or non-recurring items and changes in applicable laws, regulations or accounting principles. Covered Employee Performance Measures may be defined on a Corporate or Noncorporate basis as determined by the Committee.

(k) “Employee” shall mean a regular employee of the Company who is in a position of meeting the defined eligibility criteria for participation in the Plan, as stated in Section 3.1.

(l) “Executive Officers” shall mean the Chief Executive Officer, the President, and any Executive or Senior Vice President designated by the Committee.

(m) “Final Award” shall mean the award actually paid to a Participant pursuant to Section 4.2.

(n) “Individual Performance Factor” shall mean the factor associated with the performance rating assigned to an Employee as part of the Performance Management Process or other method(s) of adjustments intended to recognize individual performance.

(o) “Maximum Award” shall mean the award amount available to be paid to a Covered Employee Participant pursuant to Section 4.1 provided that the Committee has certified in writing that the applicable Covered Employee Performance Goal(s) have been met.

(p) “Noncorporate” shall mean a specified segment of the Company’s operations designated as such by the Chief Executive Officer and approved by the Committee for purposes of the Plan, such as a business unit, division, product line, or other such segmentation.

(q) “Other Participant” shall mean an Employee who is not a Covered Employee who is approved by the Committee for participation in the Plan for a specified Plan Year.

(r) “Participant” shall mean an Other Participant or a Covered Employee who is approved by the Committee for participation in the Plan for a specified Plan Year.

(s) “Performance Management Process” shall mean the Company’s process for managing individual performance.

(t) “Plan Year” shall mean the Company’s fiscal year.

(u) “Results Factor” shall mean the factor determined by the Committee to reflect the level of attainment of applicable Corporate or Noncorporate objectives.

(v) “Target Award” shall mean the award to be paid to a Participant for meeting planned performance results.

(w) “Target Award Percentage” shall mean the percentage of Base Salary determined by the Committee to reflect an appropriate incentive for each Participant based on the Participant’s responsibilities, opportunity and authority to affect overall financial results.

2.2 GENDER AND NUMBER:

Except when otherwise indicated by the context, words in the masculine gender, when used in the Plan, shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1 ELIGIBILITY AND PARTICIPATION:

Eligibility for participation in the Plan shall be limited to Employees of the Company. Except with respect to the Chairman and the Chief Executive Officer, the Chief Executive Officer shall recommend Employees for participation in the Plan subject to the approval of the Committee. The Chairman and the Chief Executive Officer shall automatically participate in the Plan.

3.2 PARTIAL PLAN YEAR PARTICIPATION:

(a) Covered Employee Participants. A Covered Employee who becomes eligible after the beginning of a Plan Year may participate in the Plan for that Plan Year on terms and conditions determined by the Committee, it being understood that if a Covered Employee becomes eligible more than 90 days after the beginning of the Plan Year, the Committee may either use the established Covered Employee Performance Goals for the Covered Employee Participant based on performance during the remainder of the Plan Year or establish different Covered Employee Performance Goals and/or a different performance period for such Covered Employee Participant provided such Covered Employee Performance Goals and/or performance period satisfy the requirements of Treasury Regulation Section 1.162-27(e)(2).

(b) Other Participants. An Employee who is not a Covered Employee who becomes eligible after the beginning of a Plan Year may participate in the Plan for that Plan Year on terms and conditions determined by the Committee. Such situations may include, but are not limited to (i) new hires, (ii) when an Employee is promoted from a position that did not meet the eligibility criteria to a position that does meet applicable eligibility criteria, or (iii) when an Employee is transferred from an affiliate that does not participate in the Plan to an affiliate that does participate in the Plan.

ARTICLE IV

INDIVIDUAL AWARDS

4.1 COMPONENTS OF INDIVIDUAL AWARDS; TARGET AWARD PERCENTAGES; PERFORMANCE GOALS:

(a) Covered Employee Participants. With respect to Covered Employee Participants, within 90 days after the start of the Plan Year, or such other date as may be required in order to meet the applicable deadline for the establishment of performance goals permitting compensation payable under the Plan with respect to such year to qualify as “qualified performance-based compensation” under Treasury Regulation Section 1.162-27(e), the Committee shall select the Covered Employee Participants for the Plan Year, establish in writing the Covered Employee Performance Goal(s) applicable to each Covered Employee Participant based on one or more Covered Employee Performance Measures, and determine an objective formula or method for determining the Maximum Award available to each Covered Employee Participant if the Performance Goals are met. Except with respect to the Chairman and the Chief Executive Officer, the Chief Executive Officer shall recommend, subject to the approval of the Committee, the Maximum Award for each Covered Employee Participant. After the end of each Plan Year, the Committee shall certify in writing whether the Covered Employee Performance Goal(s) has been met. If the Covered Employee Performance Goal(s) have been met, the Committee shall determine the amount of the Maximum Award payable to each Covered Employee Participant pursuant to the terms of the Plan. In no event shall any Maximum Award exceed $5,000,000.

(b) Other Participants.

(i) Individual awards for Other Participants shall be based on (i) the Other Participant’s Target Award and (ii) Corporate and/or Noncorporate performance. In addition, individual performance will be a component of individual awards if approved by the Committee. For each Plan Year, the Chief Executive Officer shall recommend for Other Participants, subject to the approval of the Committee, the Target Award Percentages and performance goals for that Plan Year. Target Award Percentages shall reflect the Participant’s job responsibilities and opportunity and authority to affect overall financial results. An Other Participant whose Target Award is changed during the Plan Year shall receive a Final Award based on the amount of Base Salary actually earned while in each Target Award category during the Plan Year.

(ii) Performance for Other Participants shall be measured based on Corporate and/or Noncorporate (if appropriate) results and, if authorized by the Committee, individual performance. If authorized by the Committee, individual performance goals shall be set during the Company’s Performance Management Process. The Chief Executive Officer shall recommend, subject to the approval of the Committee, the process for measuring Corporate and Noncorporate performance. Such recommendation shall include:

(1) Organizational level of performance measurement, e.g., Corporate, business unit, division, product line, or another level, either singly or in combination;

(2) Specific measures of performance for each organizational level; and

(3) Specific performance goals for each organizational level.

For each Plan year, the Chief Executive Officer shall recommend, subject to the approval of the Committee, a range of performance goals for Corporate and/or Noncorporate results and the Individual Performance Factors. Each performance range and the range of

Individual Performance Factors shall include a level of performance at which 100% of the Target Award shall be earned. In addition, each range shall include levels of performance above and below the 100% performance level.

(iii) For Other Participants at the Corporate level, performance shall, unless otherwise determined by the Committee, be measured on overall Company results. For all other Other Participants, performance shall, unless otherwise determined by the Committee, be measured on Corporate and/or applicable Noncorporate results as authorized by the Committee. The performance measures to be used for Other Participants shall be chosen from among the Covered Employee Performance Measures or any other operational, financial or other performance metric selected by the Committee. Performance measures need not be the same within the Company. The Committee, in its sole discretion, may select among the performance measures from Plan Year to Plan Year.

(iv) Once established, performance goals applicable to Other Participants normally shall not be changed during the Plan Year. However, if the Chief Executive Officer determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals, then the Chief Executive Officer may recommend and the Committee may approve appropriate adjustments to the performance goals applicable to Other Participants (either up or down) during the Plan Year.

(v) Normally, Other Participants shall not receive any payout when the applicable performance goals are not achieved. If the applicable performance goals are not achieved, the Chief Executive Officer may recommend, subject to the approval of the Committee, payment of awards on a discretionary basis to Other Participants. Further, the Chief Executive Officer may recommend, subject to the approval of the Committee, an adjustment of the performance goals applicable to Other Participants in the event of a Plan Year consisting of less than 12 months.

(vi) Individual performance shall be reflected in the Final Award based on the performance rating assigned to an Other Participant as part of the Performance Management Process if the Committee establishes individual performance as part of the performance criteria for an award.

4.2 FINAL AWARD DETERMINATIONS:

(a) Covered Employee Participants. The Committee may establish a formula to determine the Final Award to be payable to the Covered Employee Participant provided that the Covered Employee Performance Goals are met, which formula may, but is not required to, consist of Base Salary multiplied by Individual Performance factor multiplied by Results Factor multiplied by Target Award Percentage. In determining a Covered Employee Participant’s Final Award, the Committee shall have the sole and absolute discretion to reduce (including a reduction to zero) the amount of the Maximum Award. The Committee’s exercise of negative discretion to reduce the Maximum Award of one Covered Employee Participant shall not have the effect of increasing the Final Award payable to any other Covered Employee Participant. For the sake of clarity, in no event shall a Covered Employee Participant’s Final Award exceed the Covered Employee Participant’s Maximum Award.

(b) Other Participants. At the end of each Plan Year, Final Awards shall be computed for each Other Participant. The Committee retains the discretion to decrease or eliminate the amount of the Final Award otherwise payable to an Other Participant.

(c) All Participants. Participants must be actively employed by the Company on the last day of the Plan Year to receive an award for that Plan Year, except as provided in Sections 6.1, 6.2, and 7.1.

4.3 DELEGATION OF AUTHORITY:

The Committee may, in its discretion, delegate to the Chief Executive Officer and/or the Vice President Global Human Resources, the authority to take any actions with respect to individual awards for Other Participants that may be taken by the Committee pursuant to the Plan.

ARTICLE V

PAYMENT OF FINAL AWARDS

5.1 TIMING AND FORM OF PAYMENT:

(a) At the end of each Plan Year, the Chief Executive Officer shall report the level of achievement of the applicable performance goals for Participants to the Committee. Prior to any payment hereunder, the Committee shall certify in writing the extent to which the Covered Employee Performance Measures for Covered Employee Participants and performance measures for Other Participants have been satisfied and approve the payment of Final Awards. With respect to Covered Employee Participants only, the Committee may not waive the achievement of the applicable Covered Employee Participant Goals, except upon the occurrence of an event as specified in Section 7.1 and to the extent specified therein.

(b) Payments of Final Awards to Participants shall be made in cash in a lump sum on March 14th of the calendar year following the applicable Plan Year, provided no Participant shall be entitled to damages with respect to Final Awards paid after March 14th of any calendar year.

(c) Payment of Final Awards may be delayed to a date after the designated payment date specified in Section 5.1(b) under the circumstances described in this Section 5.1(c), provided the Company treats all payments to similarly situated Participants on a reasonably consistent basis.

(i) Payments Subject to Code Section 162(m). A payment to a Covered Employee Participant may be delayed to the extent the Company reasonably anticipates that if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the applicability of Code Section 162(m), provided that the payment is made either during the Covered Employee Participant’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by the applicability of Code Section 162(m) or during the period beginning with the date of the Covered Employee Participant’s “separation from service” (within the meaning of Code Section 409A) and ending on the later of the last day of the taxable year of the Company in which the Covered Employee Participant separates from service or the 15th day of the third month following the Covered Participant’s “separation from service,” and provided further that all scheduled payments to that Covered Employee Participant that could be delayed in accordance with Treasury Regulation Section 1.409A-2(b)(7)(i) are also delayed. Where the payment is delayed to a date on or after the Covered Employee Participant’s “separation from service,” the payment will be considered a payment upon a “separation from service” for purposes of the rules under Treasury Regulation Section 1.409A-3(i)(2) (payments to specified employees upon a “separation from service”) and, in the case of a specified employee (within the meaning of Code Section 409A), the date that is six months after the Covered Employee Participant’s “separation from service” is substituted for any reference to the Participant’s “separation from service” in the first sentence of this Section 5.1(c)(i). No election may be provided to the Covered Employee Participant with respect to the timing of payment under this Section 5.1(c)(i).

(ii) Payments that would Violate Federal Securities Laws or Other Applicable Law. A payment may be delayed where the Company reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law; provided that the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. For this purpose, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(iii) Other Events and Conditions. The Company may delay a payment upon such other events and conditions as the Commissioner may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

5.2 DEFERRAL OF PAYMENTS:

Notwithstanding the provisions of Section 5.1 describing the form and timing of payment of Final Awards granted pursuant to the Plan, a Participant who is eligible for and has elected to make deferrals of compensation under the terms of the Whirlpool Corporation Executive Deferred Compensation Plan II may defer payment of all or part of a Final Award granted pursuant to the Plan provided that the time and form of the election to defer and the payment of any portion of the Final Award so deferred shall be governed by the terms of the Whirlpool Corporation Executive Deferred Compensation Plan II.

5.3 APPLICATION OF CODE SECTION 409A:

Notwithstanding anything in this Plan to the contrary, if it is determined that any payment hereunder constitutes “nonqualified deferred compensation” that would be paid upon the “separation from service” of a “specified employee” (as such terms are defined in Code Section 409A), then any such payment that otherwise would have been paid within six months after the Participant’s “separation from service” shall be accrued, without interest, and its payment delayed until the first day of the seventh month following the Participant’s “separation from service,” or if earlier, the Participant’s death, at which point the accrued amount will be paid as a single, lump sum cash payment.

ARTICLE VI

TERMINATION OF EMPLOYMENT

6.1 COVERED EMPLOYEE PARTICIPANTS:

(a) If a Covered Employee Participant’s employment is terminated by reason of death, or Disability during the Plan Year, the Committee may approve a Final Award for the Covered Employee Participant for the Plan Year. The Final Award shall be paid in accordance with Article V.

(b) Except for terminations listed in Section 6.1(a) or in connection with a termination due to a Change in Control as defined in Section 7.1, in the event a Covered Employee Participant’s employment is terminated for any other reason including voluntary and involuntary termination, the Committee may award all or part of such Covered Employee Participant’s Maximum Award, if the Covered Employee Performance Goal(s) with respect to such award are otherwise met at the completion of the Plan Year in which such termination of employment occurred.

6.2 OTHER PARTICIPANTS:

(a) If an Other Participant’s employment is terminated by reason of death, Disability (as defined in the Whirlpool Employees Pension Plan), retirement, reduction-in-force, or an Other Participant is transferred to an affiliate that does not participate in the Plan, the Other Participant’s Final Award shall be based on (i) the Other Participant’s actual Base Salary paid through the date of termination, (ii) the Other Participant’s Target Award Percentage, (iii) Corporate/Noncorporate performance as measured at the end of the Plan Year, and (iv) if authorized by the Committee, individual performance as determined under the Performance Management Process. The Final Award shall be paid in accordance with Article V.

(b) “Retirement” shall mean a Participant’s termination of employment after his or her “Early Retirement Age” or “Normal Retirement Age” as set forth in the Part II Supplement to the Whirlpool Employees Pension Plan for the Salaried Employees Participating Group. “Reduction-in-force” shall have the meaning as defined in the Whirlpool Corporation Personnel Policy Manual.

(c) Except for terminations listed in Section 6.2(a) or a termination due to a Change in Control as defined in Section 7.1, in the event an Other Participant’s employment is terminated for any other reason including voluntary and involuntary termination, the Other Participant shall not be entitled to an award for the Plan Year in which the termination occurs. However, the Chief Executive Officer may recommend and the Committee approve an award for the Plan Year in which an Other Participant’s termination occurs.

6.3 BONUS CLAWBACK:

Any Participant who would otherwise be eligible for an award pursuant to a completed Plan Year shall not be entitled to any payment under that award, and shall be required to repay the Company any payment of such award, if (i) the Participant is terminated by or otherwise leaves employment with the Company within two years following completion of the Plan Year and such termination of employment arises out, is due to, or is in any way connected with any misconduct or violation of Company policy, (ii) the Participant becomes employed with a competitor within the two year period following termination, or for any other reason considered by the Committee in its sole discretion to be detrimental to the Company or its interests.

ARTICLE VII

CHANGE IN CONTROL

7.1 CHANGE IN CONTROL:

(a) In the event of a Change in Control of Whirlpool Corporation, as defined below, a Participant who is an Employee as of the date of the Change in Control shall be entitled to, for the Plan Year in which the Change in Control occurs, the greater of:

(1) An award to be the Final Award determined using:

(A)	The Participant’s actual Base Salary rate in effect on the date of the Change in Control;

(B)	The Participant’s Target Award Percentage;

(C)	Actual Corporate and Noncorporate (if applicable) performance results to the date of the Change in Control; and

(D)	The greater of the Participant’s Individual Performance Factor (if applicable) or 1.0;

or

(2) The Participant’s Target Award Percentage times his actual Base Salary rate in effect on the date of the Change in Control.

(b) The Committee as constituted immediately prior to the Change in Control shall determine how actual Corporate and Noncorporate performance should be measured for purposes of determining the Results Factor in the Final Award calculation in Section 7.1(a). The Committee’s determination shall be conclusive and final.

(c) Final Awards shall be paid in cash to the Participant as soon as administratively possible but no later than 30 days following a Change in Control.

7.2 DEFINITION OF CHANGE IN CONTROL:

A “Change in Control” shall be defined as set forth in the Whirlpool Employees Pension Plan, as amended, provided that to the extent any payment under Section 7.1 is a payment of deferred compensation subject to Section 409A of the Code, such payment shall only occur if the event giving rise to the change in control would also constitute a “change in control event” within the meaning of Section 409A of the Code.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 NONTRANSFERABILITY:

No right or interest of any Participant in this Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy.

8.2 TAX WITHHOLDING:

The Company shall have the right to deduct from all payments under this Plan any foreign, federal, state, or local taxes required by law to be withheld with respect to such payments.

8.3 AMENDMENTS:

The Company, in its absolute discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate it entirely; provided, that no such modification, amendment, suspension, or termination may reduce the rights of a Participant (or his beneficiary as the case may be) to a payment or distribution in accordance with the provisions contained in this Plan or change to the detriment of a Participant any potential rights in that Plan Year created pursuant to Article IV of this Plan. For the avoidance of doubt, the Committee’s exercise of negative discretion pursuant to Section 4.2 shall not be deemed to be an amendment to the Plan.

8.4 INDEMNIFICATION:

Each person who is or shall have been a member of the Committee or the Board or who is or shall have been an Employee of the Company shall be indemnified and held harmless by the Company. This indemnification and hold harmless provision shall be against and from any loss, cost, liability, or expense, including, without limitation, fees and expenses of legal counsel, that may have been imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan. In addition, this indemnification and hold harmless provision shall be against and from any and all amounts paid by him in settlement thereof with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. This indemnification and hold harmless right shall not be exclusive of any other rights of indemnification that the person may be entitled under the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

8.5 BENEFICIARY DESIGNATION:

(a) Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during his lifetime. In the absence of any such designation, or if the designated beneficiary is no longer living, benefits shall be paid to the surviving member(s) of the following classes of beneficiaries, with preference for classes in the order listed below:

(1) Participant’s spouse (unless the parties were divorced or legally separated by court decree);

(2) Participant’s children (including children by adoption);

(3) Participant’s parents (including parents by adoption); or

(4) Participant’s executor or administrator.

(b) Payment of benefits, in accordance with Section 6.1(a) or Section 6.2(a), shall be made exclusively to the member(s) of the first class, in the order listed above, which has surviving member(s). If that class has more than one member, benefit payments shall be made in equal shares among members of that class.

8.6 RIGHTS OF PARTICIPANTS:

Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate or change a Participant’s employment at any time; nor does the Plan confer upon any Participant any right to continue as an employee of the Company for any period of time or to continue his present or any other rate of compensation. No Participant in a previous Plan Year, or other Employee at any time, shall have a right to be selected for participation in a current or future Plan Year.

8.7 GOVERNING LAW:

The Plan shall be construed in accordance with and governed by the laws of the State of Michigan.

8.8 SHAREHOLDER APPROVAL AND COMMITTEE CONTINGENCIES; PAYMENT OF AWARDS:

Payment of any awards under this Plan shall be contingent upon the affirmative vote of the shareholders of at least a majority of the votes cast (including abstentions) approving the Plan. Unless and until such shareholder approval is obtained, no award shall be paid or payable pursuant to this Plan. To the extent necessary for purposes of Code Section 162(m), this Plan shall be resubmitted to shareholders for their re-approval with respect to awards payable for the taxable years of the Company commencing on and after the five year anniversary of initial shareholder approval.